Filed Pursuant to Rule 433

Registration Statement No. 333-223554

HUMANA INC.

4.500% Senior Notes due 2025

4.875% Senior Notes due 2030

March 23, 2020

Pricing Term Sheet

Issuer:	Humana Inc.
Ratings*:	Baa3 (Moody’s)/BBB+ (S&P)/BBB (Fitch)
Trade Date:	March 23, 2020
Settlement Date:	(T+3)[1] March 26, 2020
Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC
Senior Co-Managers:	Citigroup Global Markets Inc. PNC Capital Markets LLC Wells Fargo Securities, LLC U.S. Bancorp Investments, Inc.
Co-Managers:	Barclays Capital Inc. Morgan Stanley & Co. LLC SunTrust Robinson Humphrey, Inc. BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. UMB Financial Services, Inc.

2025 Notes

Security Description:	Senior Notes due 2025
Aggregate Principal Amount:	$600,000,000
Coupon:	4.500%
Maturity Date:	April 1, 2025
Price to Public:	99.875%
Benchmark Treasury:	1.125% UST due February 28, 2025
Benchmark Treasury Price / Yield:	103-16 3/4 / 0.403%
Spread to Benchmark Treasury:	+412.5 bps
Yield to Maturity:	4.528%
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2020
Record Dates:	March 15 and September 15
Optional Redemption:	Make-whole call at T+50 bps plus accrued and unpaid interest
Par Call:	On or after March 1, 2025
CUSIP/ISIN:	444859 BM3 / US444859BM39

[1]

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in three business days (T+3), to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.

2030 Notes

Security Description:	Senior Notes due 2030
Aggregate Principal Amount:	$500,000,000
Coupon:	4.875%
Maturity Date:	April 1, 2030
Price to Public:	99.788%
Benchmark Treasury:	1.500% UST due February 15, 2030
Benchmark Treasury Price / Yield:	106-28 / 0.777%
Spread to Benchmark Treasury:	+412.5 bps
Yield to Maturity:	4.902%
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2020
Record Dates:	March 15 and September 15
Optional Redemption:	Make-whole call at T+50 bps plus accrued and unpaid interest
Par Call:	On or after January 1, 2030
CUSIP/ISIN:	444859BN1 / US444859BN12

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement thereto relating to the Senior Notes and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement thereto relating to the Senior Notes if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, or by calling J.P. Morgan Securities LLC collect at 212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.